                                                         Exhibit 99-B.8.138

                           FIRST AMENDMENT TO SERVICES AGREEMENT

This Amendment is dated as of the 15th day of August, 2007 between Pacific Investment
Management Company LLC (“PIMCO”), ING Life Insurance and Annuity Company, ReliaStar Life
Insurance Company (together as “ING”) and Allianz Global Investors Distributors LLC (collectively, the
“Parties”).

WHEREAS, the Parties entered into a Services Agreement effective May 1, 2004 (the “Agreement”)
and desire to further amend said Agreement in the manner hereinafter set forth;

NOW THEREFORE, the Parties hereby amend the Agreement in the following form:

1.	ING USA Annuity and Life Insurance Company (“ING USA”) and its Separate Accounts is added as a Party to the Agreement;

2.	ReliaStar Life Insurance Company of New York (“RLIC of NY”) and its Separate Accounts is added as a Party to the Agreement;

Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Pacific Investment Management Company LLC		ING Life Insurance and Annuity Company
By:	/s/ Ernest L. Schmider	By:	/s/ Michael C. Eldredge
Name:	Ernest L. Schmider	Name:	Michael C. Eldredge
Title:	Managing Director	Title:	Vice President

ReliaStar Life Insurance Company		Allianz Global Investors Distributors LLC
By:	/s/ Brian Haendiges	By:	/s/ Brian Jacobs
Name:	Brian Haendiges	Name:	Brian Jacobs
Title:	Head of ING Center for Savings Innovation	Title:	Managing Director

ING USA Annuity and Life Insurance Company		ReliaStar Life Insurance Company of New York
By:	/s/ Richard K. M. Lau	By:	/s/ Brian Haendiges
Name:	Richard K. M. Lau	Name:	Brian Haendiges
Title:	Vice President	Title:	Head of ING Center for Savings Innovation

1 of 1